June 5, 2001

Mr. David A. Roberts
3115 Aviara Court
Naperville, IL  60564

Dear Dave:

On behalf of the Board of Directors, we are extremely pleased to extend to you the following offer to become the President and Chief Executive Officer of Graco Inc., as follows:

o Duties: You shall be responsible for the general active management of the Company, and have other duties as specified in Graco's bylaws.

o Base salary: $36,000 per month. Compensation is reviewed annually by the Management Organization and Compensation Committee of the Board, provided that this salary shall not be reduced.

o Annual Bonus: Participation in the Annual Bonus Program, with a maximum payment for 2001 of 90% of base salary actually paid during the year. The payment for 2001 will be based on the Company's net sales and net earnings against established targets, weighted 25% on net sales and 75% on net earnings. The targets and measurements for 2002 and future years will be established by the Management Organization and Compensation Committee.

o Stock Options: Under our Stock Incentive Plan, an initial option of 50,000 shares will be granted on the first day of your employment. These are 10 year non-ISO options at the closing market price on the business day immediately preceding the date of grant, with 25% vesting on the 1st, 2nd, 3rd and 4th anniversaries. Future grants will be determined annually by the Management Organization and Compensation Committee.

o Restricted Stock Grant: Under our Stock Incentive Plan, a grant of 3000 shares of restricted stock will be granted on the first day of your employment. This grant is being made to compensate you for the current incentive plan opportunity, retirement and other benefits with your current employer that you will be foregoing in accepting this position with Graco. The restrictions on this stock will be removed on the third anniversary of the date of the grant, provided you are still employed by Graco at that time. The restrictions will also be removed automatically if your employment is involuntarily terminated for other than gross and willful misconduct or by death or disability, all as provided in the restricted stock agreement covering this grant. During the three-year restriction period, you will not be able to dispose of the stock, but you will receive dividends and be able to vote the stock.

o Severance Pay: In the event that your employment is terminated involuntarily for other than gross and willful misconduct, you will be paid an amount equal to two years of your then base salary. You will also be entitled to a bonus under the bonus program in effect for the year the termination occurs, based on the amount of your base salary earned during your employment and the bonus percentage paid for that year. The bonus will be paid to you (or in the event of your death, to your estate) at the time of the bonus payments for that year. The Company will also reimburse you for any premiums you elect to pay under COBRA. For purposes of this letter, gross and willful misconduct includes wrongful appropriation of Company funds, serious violation of Company policy, breach of fiduciary duty or conviction of a felony. Gross and willful misconduct shall not include any action or inaction by you contrary to the direction of the Board with respect to any initiative, strategy or action of the Company, which action or inaction you believe is in the best interest of the Company. Your employment will be deemed to be involuntarily terminated if you resign because of a reduction of your compensation, perquisites provided in this letter or benefits (other than reductions in benefits resulting from changes in Graco's employee benefit programs affecting officers generally), or your responsibilities, duties or position are diminished.

o Key Employee Agreement: You will be extended a Key Employee Agreement, with terms no less favorable than similar agreements now in place with other officers of the Company. Your Key Employee Agreement will be effective on the first day of employment. It provides for two years of base salary, expected bonus, and benefits if you are terminated within two years after a change of control of the Company. Also, all stock options and the restricted stock will automatically vest upon a change of control.

o Vesting of pension benefits. We will amend the supplemental executive retirement plan to provide that, if your employment is terminated involuntarily for other than gross and willful misconduct between the second and fifth anniversary of your start date, you will receive retirement benefits under the terms of both plans as if the vesting period of those plans was two years. This benefit would be paid entirely from the supplemental plan, which is unfunded and a general obligation of Graco. If you are still employed after the fifth anniversary of your start date, you will be vested in both plans in accordance with their normal terms.

o Benefits: You will participate in Graco's comprehensive employee benefit plans.

o Relocation: You will receive relocation assistance in accordance with Graco's relocation policy, and will be reimbursed for reasonable commuting expenses incurred prior to such relocation. Steve Bauman will provide additional information on this benefit to you.

o Club dues: You will receive payment of your regular dues at the Minneapolis Club.

o Attorneys' fees. Graco will reimburse you for the reasonable fees of your attorneys in connection with your consideration of this offer.

o  Vacation: You will receive a vacation accrual yielding three weeks per year.

As we discussed, we anticipate that you will start on or before June 25, 2001. You will be elected to the Board of Directors at the meeting on June 26, 2001.

To accept this offer, please sign the enclosed copy of this letter and return it to me. There are also some routine tests and checks that must be performed, and forms to complete, that have been explained to you by Steve Bauman. He has also provided you with a description of our benefits package.

Dave, we are delighted at the prospect of you joining Graco. We know that with your experience and track record, you are the right person to lead the company to even greater success in the years to come.


Yours very truly,


/s/George Aristides                       /s/Marti Morfitt
George Aristides                          Marti Morfitt
Chairman and Chief Executive Officer      Chair Management Organization &
                                          Compensation Committee
                                          Board of Directors


Agreed and Accepted:
/s/David A. Roberts
------------------
David A. Roberts